Exhibit 99.1

Giambalvo Joins Local Bank Board

Nationally Recognized York Auto Executive Assumes Director Role

York, Pennsylvania (January 12, 2017) – Larry J. Miller, Chairman of the Boards of Directors of Codorus Valley Bancorp, Inc. (NASDAQ: CVLY) and PeoplesBank, A Codorus Valley Company (PeoplesBank), is pleased to announce that John W. Giambalvo, Esq. has joined the Board of Directors of PeoplesBank.

Mr. Giambalvo, a 2010 Time Magazine Dealer of the Year finalist, is the President and CEO of Jack Giambalvo Motor Co. Inc. and has over 20 years of experience in the auto industry. Giambalvo Motors Co. has multiple dealerships and locations throughout York County. Mr. Giambalvo started his professional career as a law clerk for the Honorable John C. Uhler and then became an Assistant District Attorney in York, PA. Mr. Giambalvo previously served as a member of the Board of Directors of the Pennsylvania Automobile Dealers Association.

“We are delighted that John has joined our board,” said Mr. Miller. “He embodies the PeoplesBank philosophy of being a responsible and active member of our community. We look forward to his counsel and leadership as we continue to serve the needs of our clients, neighbors and friends.”

Mr. Giambalvo is a graduate of Dickinson College with a degree in Economics and earned a J.D. from The Catholic University of America - Columbus School of Law. He currently resides in York, Pennsylvania.

PeoplesBank is a wholly-owned subsidiary of Codorus Valley Bancorp, Inc., the largest independent financial services institution headquartered in York County. In addition to a full range of business and consumer banking services, the Company also offers mortgage banking, wealth management, and real estate settlement services through a network of financial centers located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford, and Carroll Counties in Maryland. Additional information can be found on the Bank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s Common Stock is listed on the NASDAQ Capital Market under the symbol CVLY.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.

Larry J. Miller, Chairman, President and CEO

717-747-1500

lmiller@peoplesbanknet.com

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 Press Release

 Codorus Valley Corporate Center

105 Leader Heights Road, York, PA 17403

717-747-1519